Exhibit 99.1


For Immediate Release:                          Company Contact:
---------------------                           ---------------
June 5, 2002                                    Nancy C. Broadbent
                                                Chief Financial Officer
                                                (215) 579-7388

                                                Investor Relations:
                                                Lisa Carlton-Wilson
                                                In-Site Communications
                                                (212) 759-3929



                        COLLAGENEX PHARMACEUTICALS ADOPTS
          AMENDED AND RESTATED SHAREHOLDER PROTECTION RIGHTS AGREEMENT



Newtown, PA, June 5, 2002 - CollaGenex Pharmaceuticals, Inc. (Nasdaq: CGPI) today announced that its Board of Directors had adopted an Amended and Restated Shareholder Protection Rights Agreement (the "Restated Plan"). Such Restated Plan supercedes, in its entirety, the Company's existing Shareholder Protection Rights Agreement initially adopted on September 15, 1997 (the "Original Plan"), as amended. Rights attached to outstanding shares of common stock under the Original Plan and rights attached to shares of common stock issued by the Company after the date hereof will be governed pursuant to the terms of the Restated Plan.

     The Restated Plan is not adopted in response to any specific effort to acquire control of the Company, but rather to continue to ensure that all CollaGenex' stockholders are treated fairly in the event of an unsolicited takeover of the Company or other tactics intended to gain control of CollaGenex without maximizing stockholder value.

     The Restated Plan, like the Original Plan, provides generally that if, without prior approval of the Board of Directors, a third party acquires 20% or more of CollaGenex' common stock, all stockholders of the Company (other than the acquiring party) will be entitled to buy shares of the Company's common stock having a market value equal to double the exercise price for each right they hold. In addition, if, subsequent to the time a third party acquires such interest in the Company's common stock, the Company merges or consolidates with another party and is not the surviving entity, or the Company transfers more than 50% of its assets or earning power to another party,



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all  stockholders  of the Company (other than the acquiring or surviving  party)
shall have substantially equivalent rights to purchase the equity securities of such acquiring or surviving party. The Board of Directors approved an exercise price of $65.00 per right, based, in part, upon the recommendation of its financial advisors. Any such issuance under the Restated Plan would have a substantial dilutive effect on the acquiring or surviving party.

     CollaGenex Pharmaceuticals, Inc. is a specialty pharmaceutical company currently focused on providing innovative medical therapies to the dental and dermatology markets. The Company's lead product, Periostat(R), is the first and only pharmaceutical to treat periodontal disease by inhibiting the enzymes that destroy periodontal support tissues. Periostat is marketed to the dental community through a professional pharmaceutical sales force composed of approximately 120 sales representatives and managers. Currently, the Company's dental sales force is also marketing Vioxx(R), a Merck & Co. drug that CollaGenex co-promotes for the treatment of acute dental pain, and Atridox(R), Atrisorb(R) and Atrisorb-D(R), Atrix Laboratories Inc.'s products for the treatment of adult periodontitis.

     Research has shown that the enzyme suppression technology underlying Periostat may also be applicable to other diseases involving destruction of the body's connective tissues, including cancer metastases (Metastat(R)) and a broad range of inflammatory diseases. CollaGenex is developing a series of novel, proprietary compounds known as IMPACS (Inhibitors of Multiple Proteases and Cytokines) to address these applications. The Company intends to pursue further research and development of these technologies primarily through partnerships with third parties.

     To receive additional information on the Company, please visit our Web site at www.collagenex.com, which is not a part of this press release.
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     This press release contains  forward-looking  statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. Investors are cautioned that forward-looking statements involve risks and uncertainties, which may affect the Company's business and prospects. The Company's business of selling, marketing and developing pharmaceutical products is subject to a number of significant risks, including risks relating to the implementation of the Company's sales and marketing plans for Periostat and other products that the

Company markets, risks inherent in research and development activities, risks associated with conducting business in a highly regulated environment and uncertainty relating to clinical trials of products under development, all as discussed in the Company's periodic filings with the U.S. Securities and Exchange Commission.



Periostat(R), Metastat(R) and IMPACS(TM) are United States trademarks of CollaGenex Pharmaceuticals, Inc. Periostat(R) is a European Community trademark of CollaGenex Pharmaceuticals, Inc.

Periostat(R) and IMPACS(R) are United Kingdom trademarks of the Company's wholly owned subsidiary, CollaGenex International Limited. CollaGenex(R) is a European Community and United Kingdom trademark of CollaGenex International Limited.



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